FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor Contact/Media Contact: Peg Lupton
(203) 743-8234

ETHAN ALLEN ANNOUNCES THIRD QUARTER RESULTS;
SALES INCREASE 15%; EARNINGS PER SHARE INCREASE 18%

DANBURY, CT., April 24, 2006 -- Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported sales and earnings for the three and nine months ended March 31, 2006.

Three and Nine Month Results

        Net delivered sales for the quarter ended March 31, 2006 increased 15.5% to $267.1 million from $231.2 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 22.6% to $168.2 million, while Wholesale sales increased 13.9% to $192.2 million during that same period. Comparable Ethan Allen store delivered sales increased 15.2% over the prior year quarter. During that same period, Retail division written sales increased 19.5% while comparable store written sales increased 12.3%.

        For the nine months ended March 31, 2006, net delivered sales increased 12.4% to $794.4 million from $706.8 million in the prior year comparable period. Net delivered sales for the Company’s Retail division increased 16.5% to $506.6 million, while Wholesale sales increased 13.6% to $558.2 million during that same period. Comparable Ethan Allen store delivered sales increased 12.2% over the prior year comparable period. During that same period, Retail division written sales increased 16.1% while comparable store written sales increased 11.4%.

        For the quarter ended March 31, 2006, earnings per share increased 18.0% to $0.59 on net income of $20.0 million. This compares to earnings per share and net income of $0.50 and $17.9 million, respectively, in the prior year comparable period.

        For the nine months ended March 31, 2006, earnings per share, which includes a pre-tax restructuring and impairment charge of $4.2 million related to the Company’s planned conversion of one of its existing manufacturing facilities into a regional distribution center, amounted to $1.85 on net income of $63.3 million. This compares to earnings per share and net income of $1.63 and $59.8 million, respectively, in the prior year comparable period. Excluding the impact of the restructuring and impairment charge, earnings per share for the current nine-month period amounted to $1.93 on net income of $65.9 million.

        Farooq Kathwari, Chairman and CEO, commented: “We are pleased with the continued progress at Ethan Allen and believe that our results reflect the positive effects of initiatives undertaken in recent years, including: the relocation of our stores to larger and more prominent locations; major investments at retail to increase the professionalism of our management team; the impact of new product introductions – over 80% of our product offerings are new within the last three years; enhanced advertising and marketing programs; and faster delivery of our products to our customers.”

        Mr. Kathwari continued: “All of these initiatives, particularly the development of a more professional Company-operated retail division, have entailed major investment and cost. Still, despite these expenditures and additional cost increases associated with selected raw materials, fuel, utilities, and health insurance, we have been able to report significant improvements in both profitability and operating cash flow.”

        Commenting on the outlook for the remainder of the fiscal year, Mr. Kathwari stated: “So far this fiscal year we have experienced considerable increases in both sales and earnings and, at this stage, we believe that the analyst estimates for the fourth quarter ended June 30, 2006 are within reach.”

        Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 311 retail stores in the United States and abroad, of which 134 are Company-owned. Ethan Allen has 10 manufacturing facilities, which include 2 sawmills, located throughout the United States.

        The Company will conduct a Conference Call at 11:00 AM (Eastern) on Monday, April 24th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

        This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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EXHIBIT 99.1

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05
Net Sales	$267.1	$231.2	$794.4	$706.8
Gross Margin	50.5%	47.8%	50.5%	48.1%
Operating Margin	12.5%	12.7%	13.3%	13.7%
Operating Margin (ex restructuring
& impairment charge)	12.5%	12.7%	13.9%	13.7%
Net Income	$20.0	$17.9	$63.3	$59.8
Net Income (ex restructuring &
impairment charge)	$20.0	$17.9	$65.9	$59.8

Operating Cash Flow	$26.3	$12.4	$92.5	$79.2
Capital Expenditures	$7.1	$8.8	$28.3	$24.2
Treasury Stock Repurchases (settlement date basis)	$-	$20.5	$51.1	$59.6

EBITDA	$40.3	$34.8	$124.6	$114.1
EBITDA as % of Net Sales	15.1%	15.0%	15.7%	16.1%
EBITDA (ex restructuring &
impairment charge)	$40.3	$34.8	$128.8	$114.1
EBITDA as % of Net Sales (ex restructuring & impairment charge)	15.1%	15.0%	16.2%	16.1%

Selected Financial Data by Business Segment:

	Three Months Ended		Nine Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05
Retail
Net Sales	$168.2	$137.3	$506.6	$434.8
Operating Margin	0.1%	-0.7%	2.2%	1.8%

	Three Months Ended		Nine Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05
Wholesale
Net Sales	$192.2	$168.8	$558.2	$491.4
Operating Margin	17.7%	18.7%	17.4%	17.6%
Operating Margin (ex restructuring & impairment charge)	17.7%	18.7%	18.2%	17.6%

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net sales	$267,071	$231,154	$794,388	$706,752
Cost of sales	132,325	120,704	393,248	366,476

Gross profit	134,746	110,450	401,140	340,276
Operating expenses:
Selling	58,340	45,506	166,291	137,347
General and administrative	43,067	35,646	124,787	106,319
Restructuring and impairment charges	--	--	4,241	(219)

Total operating expenses	101,407	81,152	295,319	243,447

Operating income	33,339	29,298	105,821	96,829
Interest and other miscellaneous income	1,747	160	2,950	1,406
Interest and other related financing costs	3,095	201	6,497	488

Income before income tax expense	31,991	29,257	102,274	97,747
Income tax expense	11,997	11,322	38,986	37,920

Net income	$19,994	$17,935	$63,288	$59,827

Basic earnings per share:
Net income per share	$0.61	$0.51	$1.90	$1.68

Basic weighted average shares outstanding	33,021	35,257	33,340	35,690
Diluted earnings per share:
Net income per share	$0.59	$0.50	$1.85	$1.63

Diluted weighted average shares outstanding	34,046	36,148	34,173	36,603

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2006	June 30, 2005
	(unaudited)
Assets

Current Assets:
Cash and cash equivalents	$185,754	$3,448
Accounts receivable, net	26,724	28,019
Inventories	191,573	186,479
Prepaid expenses and other current assets	48,089	46,443

Total current assets	452,140	264,389

Property, plant, and equipment, net	286,797	275,211
Intangible assets, net	86,032	82,897
Other assets	5,645	5,889

Total Assets	$830,614	$628,386

Liabilities and Shareholders’ Equity

Current Liabilities:
Current maturities of long-term debt and capital lease obligations	$212	$240
Customer deposits	58,220	53,654
Accounts payable	28,193	19,352
Accrued expenses and other current liabilities	59,063	60,720

Total current liabilities	145,688	133,966

Long-term debt	202,717	12,270
Other long-term liabilities	12,075	12,445
Deferred income taxes	36,261	35,637

Total liabilities	396,741	194,318

Shareholders’ equity	433,873	434,068

Total Liabilities and Shareholders’ Equity	$830,614	$628,386